EXHIBIT 10.27

SYNOPSYS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS

The non-employee directors of Synopsys, Inc. (“Synopsys”) are compensated for serving on Synopsys’ Board of Directors (the “Board”). The compensation payable to Synopsys’ non-employee directors consists of cash compensation and equity awards. Synopsys also reimburses non-employee directors for out-of-pocket expenses for travel to Board meetings pursuant to Synopsys’ Corporate Travel Policy.

Cash. Synopsys pays non-employee directors an annual retainer of $125,000 for serving on the Board. Synopsys also pays a per meeting fee to members of the Audit Committee of the Board equal to $2,000 per committee meeting ($4,000 for the Audit Committee chair), up to an annual maximum of $8,000 ($16,000 for the Audit Committee chair). The retainers and meeting fees are paid in advance in four equal payments at our regularly scheduled quarterly Board meetings.

Equity. Non-employee directors are eligible to receive equity awards under the 2005 Non-Employee Directors Equity Incentive Plan.